UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2019

DECIPHERA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38219	30-1003521
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Totten Pond Road Waltham, MA	02451
(Address of registrant’s principal executive office)	(Zip code)

(781) 209-6400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.01 Par Value	DCPH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☑

Item 1.01	Entry into a Material Definitive Agreement.

On June 10, 2019, Deciphera Pharmaceuticals, LLC (the “Company”), a subsidiary of Deciphera Pharmaceuticals, Inc., entered into a License Agreement (the “Zai License Agreement”) with Zai Lab (Shanghai) Co., Ltd. (“Zai”), pursuant to which the Company grants Zai exclusive rights to develop and commercialize the Company’s drug candidate, ripretinib, including certain follow-on compounds (the “Licensed Products”), in Mainland China, Hong Kong, Macau and Taiwan (each, a “region” and collectively, the “Territory”). The Company retains exclusive rights to, among other things, develop, manufacture and commercialize the Licensed Products outside the Territory.

Pursuant to the terms of the Zai License Agreement, the Company will receive an upfront cash payment of $20.0 million and will be eligible to receive up to $185.0 million in development and commercial milestone payments, consisting of up to $50 million of development milestones (including a $5 million near-term INTRIGUE study-related milestone) and up to $135 million of commercial milestones. In addition, during the Term, Zai will be obligated to pay the Company tiered percentage royalties ranging from low to high teens on annual net sales of the Licensed Products in the Territory, subject to adjustments in specified circumstances.

Pursuant to the terms of the Zai License Agreement, Zai will be responsible for conducting the development and commercialization activities in the Territory related to the Licensed Products, and, subject to limited exceptions pursuant to which the Company may be responsible for the cost, Zai will bear all associated expenses. The Company will be solely responsible for any global clinical study of a Licensed Product, including the portions that may be conducted in the Territory, and will bear associated expenses.

Subject to specified exceptions, during the term of the Zai License Agreement, each party has agreed that neither it nor its affiliates nor, with respect to Zai, its sublicensees, will conduct any development, manufacturing and commercialization activities in the Territory that may be deemed competitive with the Licensed Products. In addition, under the Zai License Agreement, each party has granted the other party specified intellectual property licenses to enable the other party to perform its obligations and exercise its rights under the Zai License Agreement, including license grants to enable each party to conduct research, development and commercialization activities pursuant to the terms of the Zai License Agreement. The Company will supply or have supplied to Zai the Licensed Product pursuant to a supply agreement and for agreed upon consideration.

The Zai License Agreement will continue on a Licensed Product-by-Licensed Product and region-by-region basis until the later of (i) the abandonment, expiry or final determination of invalidity of the last valid claim within Company’s patent rights that covers the Licensed Product in such region in the Territory; (ii) the expiry of the regulatory exclusivity for such Licensed Product in such region; or (iii) the close of business of the day that is exactly ten (10) years after the date of the first commercial sale of such Licensed Product in such region. Subject to the terms of the Zai License Agreement, Zai may terminate the Zai License Agreement for convenience by providing written notice to the Company, which termination will be effective following a prescribed notice period. In addition, the Company may terminate the Zai License Agreement under specified circumstances if Zai or certain other parties challenge the Company’s patent rights or if Zai or its affiliates do not conduct certain development activities with respect to one or more Licensed Products for a specified period of time, subject to specified exceptions. Either party may terminate the Zai License Agreement for the other party’s uncured material breach of a material term of the Zai License Agreement, with a customary notice and cure period, or insolvency. After termination (but not natural expiration), the Company is entitled to retain a worldwide and perpetual license from Zai to exploit the Licensed Products.

The foregoing description of the material terms of the Zai License Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Zai License Agreement, a copy of which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2019	DECIPHERA PHARMACEUTICALS, INC.

	By:	/s/ Steven L. Hoerter
Steven L. Hoerter President and Chief Executive Officer

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